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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tucows Inc:

We consent to the use of our reports dated March 4, 2020, with respect to the consolidated balance sheets of Tucows Inc. ("the Company") as of December 31, 2019 and December 31, 2018, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, which are incorporated by reference herein.

Our report dated March 4, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2019, Ascio Technologies Inc.'s (a company acquired during 2019) internal control over financial reporting associated with total assets of $44 million and total revenues of $17 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019.

Our report dated March 4, 2020 on the consolidated financial statements of the Company refers to the change in the Company's method for accounting for the adoption of *ASC Topic 606: Revenue from Contracts with Customers* and *ASC Topic 842: Leases*.

KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Vaughan, Canada
November 25, 2020